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                                                                    EXHIBIT 99.4

                               OFFER TO EXCHANGE
             7.90% SERIES A SECURED EXPORT EXCHANGE NOTES DUE 2007
                          FOR ANY AND ALL OUTSTANDING
                  7.90% SERIES A SECURED EXPORT NOTES DUE 2007
                                       OF
                             SOUTHERN PERU LIMITED

To Our Clients:

     We are enclosing herewith a Prospectus, dated [            ], 1997, of
Southern Peru Limited and Southern Peru Copper Corporation (together, the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 7.90% Series A Secured Export Exchange Notes due 2007 (the "New Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 7.90% Series A Secured Export Notes due 2007(the "Old Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

     PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
[            ], 1997, UNLESS EXTENDED.

     The Offer is not conditioned upon any minimum number of Old Notes being tendered.

     We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) any New Notes received by such holder will be acquired in the ordinary course of business, (ii) the holder has no arrangements or understanding with any person to participate in the distribution of the Old Notes or the New Notes within the meaning of the Securities Act, (iii) the holder is not an "affiliate", as defined in Rule 405 of the Securities Act, of the Company or if it is an affiliate, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the New Notes and (v) if the holder is a broker-dealer, that it will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, the holder is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                          Very truly yours,